Exhibit 99.1

NEWS

Contact: Steve Kraus, (608) 252-7907

Dewey Elected to Madison Gas and Electric and MGE Energy Boards

Madison, Wis., Jan. 18, 2008—Londa J. Dewey has been elected to the Board of Directors of Madison Gas and Electric and MGE Energy effective Feb. 1, 2008.

Ms. Dewey is president of The QTI Group. Prior to joining QTI, she spent 25 years with U.S. Bank and its predecessor organizations, serving most recently as president of the U.S. Bank Private Client Group and market president of U.S. Bank-Madison.

Ms. Dewey received her bachelor's degree in finance from the University of Illinois in Champaign, Ill.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to nearly 135,000 customers in Dane County, Wis., and purchases and distributes natural gas to more than 138,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

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